Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACTS: Michael Laffin (Media)
724.514.1968
Dan Crookshank (Investors)
724.514.1813
Mylan Names John D. Sheehan Chief Financial Officer
PITTSBURGH–Feb. 25, 2010–Mylan Inc. (Nasdaq: MYL) today announced the appointment of John D. Sheehan as Executive Vice President and Chief Financial Officer.
Sheehan has nearly 30 years of professional experience in global corporate finance, accounting, auditing and management. He currently serves as CFO for Detroit-based Delphi Automotive LLP, a global supplier of automotive electronics and technologies, where he leads all aspects of the company’s global finance function, including internal and external reporting, internal control, budgeting and forecasting, financial planning and analysis, tax and treasury. Prior to the CFO role, Sheehan held several senior management positions at Delphi, including chief restructuring officer and chief accounting officer and controller.
Before Delphi, Sheehan was a partner at KPMG, a global professional accounting firm, where he worked for twenty years in multiple roles of increasing responsibility and exposure. While at KPMG, Sheehan gained extensive international manufacturing experience and auditing and accounting skills. He also worked in London, Frankfurt, Stuttgart and the U.S. with a variety of KPMG’s top-tier clients.
Mylan’s Chairman and CEO Robert J. Coury commented: “I am extremely pleased to welcome John to Mylan’s senior executive team and as the new leader of our global finance function. His extensive and broad-based technical knowledge, significant multinational manufacturing experience and clear ability to lead large international finance organizations make him an outstanding addition to Mylan.”
Sheehan commented: “I am excited to be joining Mylan's leadership and to meeting my new finance team. I look forward to contributing to the company's already impressive track record for growth and execution. I believe Mylan is uniquely positioned within the generic pharmaceutical industry and am eager to be part of another season of phenomenal growth.”
Sheehan earned a bachelor’s degree in accounting from St. Bonaventure University, St. Bonaventure, N.Y. He is a registered certified public accountant in Michigan and is a member of the American Institute of Certified Public Accountants. Sheehan also served as president of the Board of Directors for the International School of Stuttgart, Germany, from 1999-2001.

As a member of Mylan’s executive leadership team, Sheehan will be responsible for all of Mylan’s global finance functions including accounting and control, financial planning and analysis, treasury and tax. He will begin his new role April 1.
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 140 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information, please visit www.mylan.com.
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